Exhibit 23.3
Independent Auditors’ Consent
The Board of Directors
Martin Midstream GP LLC:
We consent to the incorporation by reference in the registration statements (No. 333-148146) on Form S-3, (No. 333-117023) on Form S-3 and (No. 333-140152) on Form S-8 of Martin Midstream Partners L.P. of our report dated March 5, 2008, with respect to the balance sheets of Martin Midstream GP LLC as of December 31, 2007 and 2006 which report appears as Exhibit 99.1 to the December 31, 2007 annual report on Form 10-K of Martin Midstream Partners L.P.
/s/ KPMG LLP
Shreveport, Louisiana
March 5, 2008